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                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our report dated October 13, 1995 re-lating to the financial statements, and financial highlights of the Money Mar-ket, Short-Term, Intermediate-Term, Limited-Term, Long-Term, High-Yield and Insured Long-Term Portfolios of Vanguard Municipal Bond Fund appearing in the August 31, 1995 Annual Report to Shareholders of Vanguard Municipal Bond Fund. We also consent to the references to us under the headings "Financial High-lights" and "General Information" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
Philadelphia, Pa.

December 21, 1995